Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS NET INCOME FOR THE SECOND QUARTER OF 2026

DALTON, GEORGIA (August 6, 2026) -- The Dixie Group, Inc. (OTCQB: DXYN) today reported financial results for the quarter ended June 27, 2026.

For the second quarter of 2026, the Company had net sales of $68,614,000 as compared to $68,573,000 in the same quarter of 2025. The Company had an operating income of $3,093,000 compared to an operating income of $3,189,000 in the second quarter of 2025. The net income from continuing operations in the second quarter of 2026 was $1,130,000 or $0.07 per diluted share. In 2025, the net income from continuing operations for the second quarter was $1,254,000 or $0.08 per diluted share.

For the six months ended June 27, 2026, net sales were $127,995,000 or 2.7% below the net sales for the six-month period ended June 28, 2025 at $131,563,000. The operating income for the first six months of 2026 was $6,358,000 compared to an operating income of $3,200,000 in the same period of the prior year. The Company had a net income from continuing operations of $2,484,000 or $0.16 per diluted share for the six months ended June 27, 2026 compared to a net loss from continuing operations of $328,000 or $0.02 per diluted share in the six-month period ending June 28, 2025.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our results for the quarter showed a modest improvement in gross profit margins on relatively flat year over year net sales. Market conditions remained challenging, reflecting the continued softness in the home resale and remodeling environment. As we continue to monitor market conditions and the uncertain economic environment, we remain committed to controlling costs and improving profitability through our previously announced Profit Improvement Plan. We currently estimate the Plan will contribute $17 million in year over year cost reductions and profit contributions. The Plan includes net savings related to relocating a portion of our west coast yarn operations to our existing yarn plant in Roanoke, Alabama. This manufacturing consolidation began in the second quarter and is expected to lower internal raw material costs.

Our sales for the quarter showed strong activity in the higher end segments such as our decorative product lines, 1866 by Masland and Décor by Fabrica, and our Fabrica wood program in our hard floor offerings. Outside of these higher end offerings, our DuraSilkSD polyester category in our DH Floors division increased its market share with strong growth.

During the quarter, we introduced 14 new carpet styles with a strong focus on high end nylon in our Masland and Fabrica divisions. These introductions included a collection of high luster, soft nylon products in our Fabrica brand and a trio of new solid color cut pile products in our Masland line, all which support our Step Into Color campaign. Continuing our Affordable Fashion brand promise in our DH Floors line, we launched several new DuraSilkSD polyester patterns which provide a high-end look and feel at a price point that fits the budget for most consumers. Additional product launches are planned in our soft and hard surface segments during the third quarter.

As conditions in the housing market continue to present a challenge for the flooring industry, we are focusing on strategically introducing new products to the strongest parts of our markets. And we also remain committed to reducing expenses without negatively affecting the quality of our products or service to our customers.” Frierson concluded.
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The Dixie Group Reports Second Quarter 2026 Results

August 6, 2026

The gross profit margin for the second quarter of 2026 was 29.5% compared to 29.2% in the prior year. For the six months ended June 2026, the gross profit margin was 30.9% compared to 28.1% in the first six months of 2025. The first quarter of 2026 included the benefit of the refund of the IEEPA tariffs from the previous year. Adjusted for this refund, the gross profit margin in the first six months of 2026 would have been 29.1%. The improved year over year margins are the result of favorable pricing and cost reductions as part of our Profit Improvement Plan.

Receivables on our balance sheet increased by $4.8 million from the balance at fiscal year-end 2025 due to higher sales in the last month of the second quarter of 2026 as compared to the seasonally lower sales volume in the last month of the previous fiscal year. The second quarter 2026 net inventory value of $66.9 million was slightly higher than the 2025 fiscal year end value of $66.4 million. Combined accounts payable and accrued expenses were $3.4 million greater at the 2026 second quarter end as compared to the 2025 year-end balance. Higher production needs in the comparative periods and higher costs of raw materials contributed to the increase. Capital expenditures for the first six months of 2026 were $175 thousand. Interest expense for the first six months of 2026 was $3.9 million compared to $3.4 million in the first six months of 2025. Our total debt on the balance sheet increased $1.0 million from fiscal year end driven by operating needs.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports Second Quarter 2026 Results

August 6, 2026

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended			Six Months Ended
	June 27, 2026		June 28, 2025	June 27, 2026	June 28, 2025

NET SALES	$68,614		$68,573	$127,995	$131,563
Cost of sales	48,381		48,557	88,473	94,645
GROSS PROFIT	20,233		20,016	39,522	36,918
Selling and administrative expenses	16,730		16,778	32,726	33,652
Other operating income, net	(90)		(68)	(174)	(166)
Facility consolidation and severance expenses, net	500		117	612	232
OPERATING INCOME	3,093		3,189	6,358	3,200
Interest expense	1,966		1,872	3,871	3,365
Other (income) expense, net	(55)		(4)	(87)	84
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	1,182		1,321	2,574	(249)
Income tax provision	52		67	90	79
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,130		1,254	2,484	(328)
Loss from discontinued operations, net of tax	(42)		(94)	(245)	(209)
NET INCOME (LOSS)	$1,088		$1,160	$2,239	$(537)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.07		$0.08	$0.16	$(0.02)
Discontinued operations	(0.00)		(0.01)	(0.02)	(0.01)
Net income (loss)	$0.07		$0.07	$0.14	$(0.03)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.07		$0.08	$0.16	$(0.02)
Discontinued operations	(0.00)		(0.01)	(0.02)	(0.01)
Net income (loss)	$0.07		$0.07	$0.14	$(0.03)

Weighted-average shares outstanding:
Basic	14,616		14,496	14,574	14,431
Diluted	14,709	1	14,589	14,667	14,431

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The Dixie Group Reports Second Quarter 2026 Results

August 6, 2026

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 27, 2026	December 27, 2025
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,095	$3,204
Receivables, net of allowances for expected credit losses of $507 and $640	27,773	22,984
Receivables - tariff refunds	3,057	0
Inventories, net	66,929	66,370
Prepaid and other current assets	6,703	5,391
TOTAL CURRENT ASSETS	106,557	97,949

PROPERTY, PLANT AND EQUIPMENT, NET	26,937	29,154
OPERATING LEASE RIGHT-OF-USE ASSETS	23,698	23,649
RESTRICTED CASH	4,033	3,865
OTHER ASSETS	19,011	19,488
LONG-TERM ASSETS OF DISCONTINUING OPERATIONS	1,137	1,053
TOTAL ASSETS	$181,373	$175,158

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$24,153	$22,781
Accrued expenses	18,066	16,043
Current portion of long-term debt	58,830	56,642
Current portion of operating lease liabilities	5,254	4,553
Current liabilities of discontinued operations	1,204	1,073
TOTAL CURRENT LIABILITIES	107,507	101,092

LONG-TERM DEBT, NET	23,935	25,096
OPERATING LEASE LIABILITIES	19,623	20,200
OTHER LONG-TERM LIABILITIES	15,800	16,651
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	3,411	3,321
STOCKHOLDERS' EQUITY	11,097	8,798
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$181,373	$175,158

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